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                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated May 17, 2002 and May 23, 2002, relating to the financial statements and financial highlights which appear in the March 31, 2002 Annual Reports to Shareholders of each of the Funds constituting Nations Funds Trust, which are also incorporated by reference into the Registration Statement. We also consent to the incorporation by reference of our reports dated May 17, 2002 and May 23, 2002 relating to the financial statements and financial highlights of the portfolios of Nations Master Investment Trust also contained in such Annual Reports. We also consent to the references to us under the headings "Independent Accountants and Reports" and "Financial Highlights" in such Registration Statement.




PricewaterhouseCoopers LLP
New York, New York
July 29, 2002